AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”) to the Agreement and Plan of Merger dated as of November 9, 2010 (the “Agreement), is made on this 17th day of March, 2011, by and among Family Dog, LLC, a Colorado limited liability company (“Parent”), FD Acquisition Co., a Colorado corporation, a wholly owned subsidiary of Parent (“Purchaser”), Troy Lowrie, an individual (“Lowrie”), Micheal Ocello, an individual (“Ocello,” and, together with Lowrie, the “Executives”), and VCG Holding Corp., a Colorado corporation (the “Company”). All capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Agreement.

WHEREAS, the parties hereto desire to amend the Agreement pursuant to Section 8.04 of the Agreement as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Termination Fee. The last sentence of Section 8.03(b) of the Agreement shall be deleted in its entirety and replaced with the following:

“Notwithstanding the foregoing, in the event the Company Termination Fee becomes payable by the Company in connection with a termination under Section 8.01(f) in order to enter into a definitive agreement with respect to an Acquisition Proposal with any party set forth on Section 8.03(b) of the Company Disclosure Letter, then the Company Termination Fee shall be reduced to $100,000.”

2. No Other Amendments. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

3. Counterparts. This Amendment may be executed in one or more separate counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Counterpart signatures transmitted by facsimile or by electronic transmission (i.e., by e-mail) shall be acceptable for this Amendment.

[SIGNATURE PAGE(S) FOLLOW]

IN WITNESS WHEREOF, Parent, Purchaser, the Executives and the Company have duly executed this Amendment as of the date first above written.

/s/ Troy Lowrie

Troy Lowrie, individually

/s/ Micheal Ocello

Micheal Ocello, individually

FAMILY DOG, LLC

By: /s/ Troy Lowrie

Name: Title:	Troy Lowrie President

FD ACQUISITION CO.

By: /s/ Troy Lowrie

Name: Title:	Troy Lowrie President

VCG HOLDING CORP.

By: /s/ George Sawicki

Name: Title:	George Sawicki Chair, Special Committee